Exhibit 99.2

Courier Corporation Declares Quarterly Dividend

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--January 25, 2012--The Board of Directors of Courier Corporation (Nasdaq: CRRC), has declared a dividend of 21.0 cents per common share, payable February 24, 2012 to stockholders of record on February 10, 2012. The amount of the dividend is the same as declared in the previous quarter.

About Courier Corporation

Courier Corporation prints, publishes and sells books. Headquartered in North Chelmsford, Massachusetts, Courier has two operating segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman, President and Chief Executive Officer
or
Peter M. Folger, 978-251-6000
Senior Vice President and
Chief Financial Officer
www.courier.com